Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information dated December 29, 2021.

We also consent to the incorporation by reference of our reports dated October 26, 2021, with respect to the financial statements and financial highlights of Direxion Funds included in its Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2021, into this Post-Effective Amendment No. 202 to the Registration Statement (Form N-1A, File No. 333-28697), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

December 22, 2021